                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): March 7, 2002
                                                          ---------------



                          The Williams Companies, Inc.
             (Exact name of registrant as specified in its charter)



          Delaware                  1-4174                73-0569878
          --------                  ------                ----------
      (State or other            (Commission           (I.R.S. Employer
      jurisdiction of            File Number)          Identification No.)
       incorporation)



           One Williams Center, Tulsa, Oklahoma               74172
           ------------------------------------               -----
         (Address of principal executive offices)           (Zip Code)



        Registrant's telephone number, including area code: 918/573-2000
                                                            ------------



                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)



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Item 5.    Other Events.

         The Williams Companies, Inc. (NYSE:WMB) reported on March 7, 2002, a 2001 audited consolidated net loss of $477.7 million, or 95 cents per share on a diluted basis, including pre-tax charges of $2.05 billion in connection with the previously disclosed contingent obligations related to Williams' former telecommunications subsidiary, Williams Communications Group, Inc. After tax, the charge is $1.31 billion, or $2.62 per share. Prior year net income was $524.3 million, or $1.17 per share.

         Income from continuing operations for 2001 was $835.4 million, or $1.67 per share on a diluted basis, compared with $965.4 million, or $2.15 per share on the same basis for 2000. The 2001 results from continuing operations include pre-tax charges related to WCG of $213 million, or 29 cents per share. Also included is a $37 million pre-tax charge, or 5 cents per share, for management's estimate of the loss effect of a February 21, 2002, decision by the Texas Supreme Court denying Transcontinental Gas Pipe Line Corporation's 2001 petition for review of the matter. Transco plans to seek a rehearing.

         Consistent with amounts reported on January 29, 2002, recurring earnings for 2001 were a record $2.35 per share, compared with recurring earnings of $2.33 per share for 2000. A reconciliation of the reported to recurring earnings schedule is included within Exhibit 99.1.

Item 7.    Financial Statements and Exhibits.


           Williams files the following exhibit as part of this report:

           Exhibit 99.1 Copy of Williams' press release dated March 7, 2002, publicly announcing the matters reported herein.

           Pursuant to the requirements of the Securities Exchange Act of 1934, Williams has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              THE WILLIAMS COMPANIES, INC.


Date: March 7, 2002           /s/ William G. von Glahn
                              --------------------------------------------------
                              Name:    William G. von Glahn
                              Title:   Senior Vice President and General Counsel




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                                INDEX TO EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

99.1 Copy of Williams' press release dated March 7, 2002, publicly announcing the matters reported herein.


























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